MARTIN J. BRILL (Calif. Bar No. 53220) mjb@lnbrb.com

DAVID B. GOLUBCHIK (Calif. Bar No. 185520) dbg@lnbrb.com

LEVENE, NEALE, BENDER, RANKIN & BRILL L.L.P.

10250 Constellation Blvd., Suite 1700

Los Angeles, California 90067

Telephone: (310) 229-1234

Facsimile: (310) 229-1244

BRUCE T. BEESLEY (NV Bar No. 1164) bbeesley@lrlaw.com

LEWIS & ROCA LLP

Bank of America Plaza

50 West Liberty Street, Suite 410

Reno, Nevada 89501

Telephone: (775) 823-2900

Co-Counsel for Debtors and Debtors-in-Possession

UNITED STATES BANKRUPTCY COURT

DISTRICT OF NEVADA

In re: 360 GLOBAL WINE COMPANY, INC., a Nevada corporation, Debtor and Debtor-in-Possession. In re: 360 VIANSA, LLC, a Nevada limited liability company, Debtor and Debtor-in-Possession.	Case No. 07-50205-GWZ Chapter 11 Jointly Administered With Case No. 07-50206-GWZ CHAPTER 11 DATE: December 6, 2007 TIME: 10:00 a.m

ORDER CONFIRMING 360 VIANSA, LLC’S SECOND AMENDED

PLAN OF REORGANIZATION

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A hearing was held on December 6, 2007, at 10:00 a.m. (the “Confirmation Hearing”), to consider confirmation of the Second Amended Plan of Reorganization (the “Plan”) proposed by 360 Viansa, LLC (“Debtor”), one of the debtors and debtors in possession in the above-referenced jointly administered Chapter 11 bankruptcy cases. Appearances were as set forth on the Court’s record.

The Court, having considered the Disclosure Statement and Plan, Memorandum of Points and Authorities in Support of Confirmation of the Plan (the “Confirmation Memo”), Declarations of David Herman and David B. Golubchik in Support of the Plan, Objections (“Objections”) to the Plan filed by the Official Committee of Unsecured Creditors (“Committee”), GECC and the State of Nevada, the Debtor’s Reply to the Objections, Laurus’ Reply to the Objections, the Committee’s Supplement to it Objection, Debtor’s Status Report Re: Plan confirmation, proper notice of Plan confirmation and the hearing on Plan confirmation having been provided, the entire record in this bankruptcy case, the statements and representation of counsel at the hearing on Plan confirmation, and good cause appearing therefor,

IT IS HEREBY ORDERED AS FOLLOWS:

1. The Court grants final approval to the Disclosure Statement pursuant to 11 U.S.C. § 1125.

2. All objections to the Plan which have not been withdrawn are hereby overruled.

3. The Plan, as modified pursuant to the Confirmation Memo and agreement of the parties at the hearing, and as reflected in the Findings of Fact and Conclusions of Law in support of order confirming 360 Viansa, LLC's Second Amended Plan of Reorganization and hereby adopted by this Court, is hereby confirmed pursuant to Sections 1129(a) and 1129(b) of the Bankruptcy Code.

4. All terms which are used herein and are not defined in this Order (the “Confirmation Order”) shall have the definitions assigned to such terms in the Plan.

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5. Notwithstanding anything to the contrary under Section 1141 of the Bankruptcy Code, upon the Effective Date of the Plan:

a. the provisions of the Plan and this Confirmation Order shall be binding on the Debtor, any entity issuing securities under the Plan, any entity acquiring property under the Plan, and any creditor or equity security holder of the Debtor, whether or not the claim or interest of such creditor or equity security holder is impaired under the Plan and whether or not such creditor or equity security holder has accepted the Plan;

b. all property of the estate shall vest in the Reorganized Debtor;

c. except as expressly set forth in the Plan, property dealt with by the Plan shall be free and clear of all claims and interests of creditors and equity security holders of the Debtor;

d. the Debtor and the Reorganized Debtor shall be discharged from any debt that arose before the confirmation of the Plan and any debt specified under Section 502(g), 502(h), or 502(i) of the Bankruptcy Code; and

e. the Reorganized Debtor shall make all payments required to be made on the Effective Date of the Plan.

6. Laurus Master Fund Ltd. or its designee/nominee (“Laurus”) is the successful bidder as defined in the Plan. As of the Closing Date (December 31, 2007), all existing equity securities of the Debtor shall be cancelled and extinguished, and, in consideration of the funding provided under the Plan, Laurus shall receive on the Effective Date 100% of the equity securities in the Reorganized Debtor free and clear of all liens and claims (except as specifically provided in this Confirmation Order).

7. The following are the Assumed Liabilities pursuant to the Plan:

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a. Allowed Priority Tax Claims;

b. Obligations under the Contracts Assumed by Reorganized Debtor, as set forth on exhibit “A” hereto.

c. Allowed Administrative Claims, consisting of administrative claims which are (1) allowed by order of the Bankruptcy Court ; (2) the subject of a filed Administrative Proof of Claim filed prior to the Administrative Claims Bar Date, which is January 30, 2008, and to which no timely objection is filed, or as to which any objection is overruled by final order of the Bankruptcy Court; and (c) payments to professionals approved by final order of the Bankruptcy Court, in an aggregate amount not to exceed the Carve-Out (as defined in the Final Stipulated Order (I) Authorizing Use of Cash Collateral; (II) Providing Adequate Protection Under 11 U.S.C. §§ 361 and 363; and (III) Granting Related Relief entered by the Bankruptcy Court on June 7, 2007 as Docket No. 357 and as modified by the Modified Stipulated Order (I) Authorizing Use of Cash Collateral; (II) Providing Adequate Protection Under 11 U.S.C. §§ 361 and 363; and (III) Granting Related Relief entered by the Bankruptcy Court on November 30, 2007 as Docket No. 625) plus the Carneros Escrow. On the Effective Date, Laurus shall cause the balance remaining in the Carve-Out to be funded and transferred, along with the Carneros Escrow, to Debtor’s counsel for distribution to such professionals.

(d) Payments to Class 11 and Class 12 under the Plan, in the aggregate amount of $300,000.

8. If any person or entity that has filed financing statements, mortgages, mechanic’s liens, lis pendens, or other documents or agreements evidencing Interests in the Plan Assets shall not have delivered to Debtor prior to the Closing, in proper form for filing and executed by the appropriate parties, termination statements,

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instruments of satisfaction, releases of all Interests which the Person or entity has with respect the Plan Assets or otherwise, then (a) Reorganized Viansa is authorized and directed to execute and file such statements, instruments, releases and other documents on behalf of the person or entity with respect to the Plan Assets and (b) Laurus is authorized to file, register, or otherwise record a certified copy of this Confirmation Order, which, once filed, registered or otherwise recorded, shall constitute conclusive evidence of the release of all Interests in the Plan Assets of any kind or nature whatsoever.

9. The consideration provided by Laurus for the Plan Assets under the Asset Purchase Agreement is, and shall be deemed, to constitute reasonably equivalent value and fair consideration under the Bankruptcy Code and under the laws of the United States, any State (including Nevada), territory, possession, or the District of Columbia.

10. This Confirmation Order (a) shall be effective as a determination that, on the Closing, all Interests of any kind or nature whatsoever existing as to the Plan Assets (other than any Assumed Liabilities) prior to the Closing have been unconditionally released, discharged and terminated and that the conveyances described herein have been effected, and (b) shall be binding upon and shall govern the acts of all entities including without limitation, all filing agents, filing officers, title agents, title companies, recorders of mortgages, recorders of deeds, registrars of deeds, administrative agencies, governmental departments, secretaries of state, federal, state, and local officials, and all other persons and entities who may be required by operation of law, the duties of their office, or contract, to accept, file, register or otherwise record or release any documents or instruments, or who may be required to report or insure any title or state of title in or to any of the Plan Assets.

11. This Confirmation Order shall direct each and every federal, state, and local governmental agency or department to accept any and all documents and instruments necessary and appropriate to consummate the transactions contemplated by the Plan.

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12. All entities who are presently, or on the Closing may be, in possession of any or all of the Plan Assets are directed to surrender possession of the Plan Assets to Reorganized Debtor on the Closing.

13. Any Claims for damages arising from the rejection of any executory contracts and unexpired leases must be filed and served no later than the Administrative Claims Bar Date.

14. The Master Lease Agreement dated August 26, 1999 entered into between General Electric Capital Corporation ("GECC") and Viansa Winery, a California limited partnership ("Viansa Winery") and the schedules executed thereunder is assumed by the Reorganized Debtor. The Master Lease Agreement dated August 22, 2000 and the schedules executed thereunder entered into between GECC, as successor-in-interest to Mellon US Leasing and Viansa Winery is also assumed by the Reorganized Debtor. The cure payment to be delivered to GECC pursuant to the Settlement and Release Agreement is $700,000. Upon delivery of such payment and the execution of the Settlement and Release Agreement, all equipment subject to said leases, including all property identified in the lease schedules attached to the Declaration of Dale Shores filed on November 28, 2007, as Docket No. 601, shall be fully and solely vested in Reorganized Debtor, free and clear of all adverse claims and interests.

15. This Court retains jurisdiction as set forth in Article XII of the Plan, including the jurisdiction to enforce and implement the terms and provisions of this Plan and this Confirmation Order, all amendments thereto, any waivers and consents thereunder, in all respects, including, but not limited to, retaining jurisdiction to: (a) compel delivery of the Plan Assets to Laurus pursuant to the terms of this Plan; and (b) to protect Laurus against any Claims or Interests which may be asserted by creditors of Debtors or with respect to the Plan Assets.

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16. Under no circumstances shall Laurus be deemed a successor of or to Debtor or otherwise be responsible for any claims or interests against or in Debtor or the Plan Assets of any kind or nature whatsoever. The sale, transfer, assignment and delivery of the Plan Assets shall not be subject to any Claims or Interests (other than Assumed Liabilities), and all Claims or Interests of any kind or nature whatsoever shall receive only the distribution set forth in the Plan. All Persons holding Interests against or in Debtor or the Plan Assets of any kind or nature whatsoever (including but not limited to, Debtors and/or their respective successors, including any trustees thereof_, Creditors, lenders to any of Debtor, members, managers, directors, former members, borrowers, employees, unions, former employees, administrative agencies, governmental units, secretaries of state, federal, state and local officials (including those maintaining any authority relating to any environmental, health and safety laws), and their respective successors or assigns, other than the Assumed Liabilities, shall be, and are, forever barred, estopped, and permanently enjoined from asserting, prosecuting, or otherwise pursuing such Claims or Interests of any kind or nature whatsoever against Laurus, Reorganized Debtor; its property, its successors and assigns, or the Plan Assets, as an alleged successor or otherwise, with respect to any Interest of any kind or nature whatsoever such person or entity had, has, or may have against or in Debtor, its estates, officers, managers, members, directors, or the Plan Assets. Following the Closing, no holder of any Claim or Interest in Debtor shall interfere with Laurus’ title to or use and enjoyment of the Plan Assets based on or related to such Interest, or any actions that Debtor may take in its Chapter 11 Case.

17. The transactions contemplated by the Asset Purchase Agreement are undertaken by Laurus in good faith, as that term is used in section 363(m) of the Bankruptcy Code, and accordingly, the reversal or

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modification on appeal of the authorization provided herein to consummate the transfer of the Plan Assets shall not affect the validity of the transfer of the Plan Assets or any rights or protections accorded Laurus under this Plan or this Confirmation Order unless such authorization is duly stayed pending such appeal. Laurus is a purchaser in good faith of the Plan Assets, and is entitled to all of the protections afforded by section 363(m) of the Bankruptcy Code.

18. The transfer of the Plan Assets to Laurus pursuant to the Plan is a transfer pursuant to section 1146(c) of the Bankruptcy Code, and accordingly, the transfer of the Plan Assets (including without limitation both real and personal property) to Laurus does not and will not subject Debtor, Reorganized Debtor or Laurus, their affiliates or designees to any liability for any law imposing a mortgage or recording tax, transfer tax, stamp tax, sales tax, use or similar tax or any so-called “bulk-sale”, to the fullest extent permitted by Section 1146(c) of the Bankruptcy Code. Each and every federal, state and local government agency or department is directed to accept any and all documents and instruments necessary and appropriate to consummate the transfer of any of the Plan Assets, all without imposition or payment of any stamp tax, transfer tax, or similar tax.

19. Debtor shall promptly make all filings, take all actions, and use commercially reasonable efforts to obtain any and all other approvals and orders necessary or appropriate for consummation of the transfer of the Plan Assets consistent with the terms herein. In the event that an appeal is taken, or a stay pending appeal is requested, from any order relating to the Plan or to the Plan Assets, generally, Debtor shall promptly notify

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Laurus of such appeal or stay request and, upon the request of Laurus, shall provide to Laurus within two (2) business days after Debtor’s receipt thereof, a copy of the related notice of appeal or order of stay. Debtor shall also provide Laurus with reasonable prior written notice of any motion, application, brief or other pleading to be filed in connection with any appeal relating to the transactions contemplated hereunder.

  20. The Debtor is hereby authorized to take all steps necessary to implement and consummate the provisions of the Plan.

21. From and after the Effective Date, Laurus shall have complete authority to act on behalf of Reorganized Viansa, including, but not limited to, the power to execute documents, distribute equity interests, direct the disposition of assets (including designation of signatories on all bank or other accounts), control, assert or settle claims belonging to Reorganized Viansa, and take any and all acts authorized by Nevada Revised Statutes §86.281.

21. Post-Confirmation Status Reports shall be filed by the Trust.

22. Pursuant to §1.66 of the Plan, any party wishing to receive post-confirmation notices in this Case shall be required to file a request for post-effective date notice. Such parties, along with Viansa, Laurus, and Gryphon, are the only parties to whom post-confirmation filings need be served.

23. Once the Debtor’s estate has been fully administered in accordance with Rule 3022 of the Federal Rules of Bankruptcy Procedure, the Trust shall file a motion to obtain a final decree closing the Case. The Trust shall be solely responsible for the timely payment of all fees incurred pursuant to 28 U.S.C. Section 1930(a)(6) until the entry of a final decree closing this Case.

24. Any conflict between the terms of this Order and the Plan shall be resolved in favor of this Order.

25. This Order shall be effective upon entry and the ten day stay provided for under Rule 3020(e) of the Federal Rules of Bankruptcy Procedure shall not be applicable.

Dated: December 17, 2007

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Submitted By:

LEVENE, NEALE, BENDER, RANKIN & BRILL, L.L.P.

And

LEWIS & ROCA LLP

By: ___/s/ David B. Golubchik_________________

David B. Golubchik, Esq.

10250 Constellation Blvd., Suite 1700

Los Angeles, CA 90067

Attorneys for Debtors-in-Possession

APPROVED:

SHEA & CARLYON, LTD.

By: _____________________

Candace Carlyon, Esq.

701 Bridger Avenue, Suite 850

Las Vegas, Nevada 89101

Attorneys for Laurus Master Fund, Ltd. and

Croesus Corporation, Inc.

APPROVED:

WEIL, GOTSHAL & MANGES LLP

And

LIONEL SAWYER & COLLINS

By: ___ /S/ Jennifer A. Smith________________________

Jennifer A. Smith, Esq.

50 W. Liberty Street, Suite 100

Reno, NV 89501

Attorneys for Gryphon Master Fund, LP

APPROVED:

WINSTON & STRAWN LLP

By: ___/S/ Sylvia Harrison_______________________

David Honig, Esq.

CA BAR NO. 160721

101 California Street, Suite 3900

San Francisco, CA 94111

and

McDONALD CARANO WILSON LLP

SYLVIA HARRISON, ESQ.

100 West Liberty Street, 10th Floor

P.O. BOX 2670

Reno, NV 89505-2670

Attorneys for Official Committee of Unsecured Creditors

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APPROVED:

STEIN & LUBIN LLP

And

CECILIA L. ROSENAUER, LTD.

By: ___ /S/ Dennis D. Miller_____________________

Dennis D. Miller, Esq.

CA BAR NO. 138669

600 Montgomery Street, 14th Floor

San Francisco, CA 94111

and

CECILIA L. ROSENAUER, LTD.

Cecilia L. Rosenauer, Esq.

510 W. Plumb Lane, Suite A

Reno, Nevada 89509

Attorneys for General Electric Capital Corp.

APPROVED:

CATHERINE CORTEZ MASTO, Attorney General

By: __/S/ Dennis L. Belcourt_________________________

Dennis L. Belcourt, Esq.,

Deputy Attorney General

100 N. Carson St.

Carson City, Nevada 89701

Attorney for the Nevada Department of Taxation

APPROVED:

OFFICE OF THE UNITED STATES TRUSTEE

By: __/S/ Bill Cossitt_ _____________________________

Bill Cossitt, Esq.

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Exhibit “A” to Confirmation Order

The following prepetition contracts, with the following cure amounts, are assumed by Reorganized Viansa:

1.               Ceja Vineyards (grower contract; no cure amount)

2.               Dell Financial Services (computer server; no cure amount)

3.               Diana M. Burnett Family Trust (grower contract; no cure amount)

4.               Dirt Farmer & Company (grower contract; no cure amount)

5.               Dirt Farmer & Company (farming contract, cure amount approximately $35,000)

6.               Emery Ranch (grower contract; no cure amount)

7.               General Motors Acceptance Corporation (3 vehicles in Debtor’s possession; no cure amount)

8.               Nagglar Vineyards (grower contract; no cure amount)

9.               S.T. Burnett Vineyard Co. (grower contract; no cure amount)

10.            Santo Giordano Vineyards (grower contract; no cure amount)

11.            Serres Ranch (grower contract; no cure amount)

12.            Wells Fargo Financial Leasing, Inc. (copier lease; no cure amount)

13.            Master Lease Agreement dated August 26, 1999 entered into between General Electric Capital Corporation ("GECC") and Viansa Winery, a California limited partnership ("Viansa Winery") and the schedules executed thereunder (the “GECC Lease”). Upon payment of the cure amount, all obligations of Lessee under the GECC Lease shall be fully satisfied and discharged, and all property subject to the GECC Lease shall be owned by Reorganized Viansa, free and clear of any liens or claims arising from or under the GECC Lease.

14.            Master Lease Agreement dated August 22, 2000 and the schedules executed thereunder entered into between GECC, as successor-in-interest to Mellon US Leasing and Viansa Winery (the “Mellon Lease”). Upon payment of the cure amount, all obligations of Lessee under the Mellon Lease shall be fully satisfied and discharged, and all property subject to the Mellon Lease shall be owned by Reorganized Viansa, free and clear of any liens or claims arising from or under the Mellon Lease

The following post-petition contracts (which, as applicable, modify and replace the corresponding prepetition-contract) are assumed by Reorganized Viansa:

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15.            EOS Bottling Contract

16.            May 15, 2007 grower contracts with Stan Burnett; Burnett Vineyards

17.            May 15, 2007 grower contracts with John Serres dba Serres Ranch and Vineyards

18.            Contract with New Vine Logistics

19.            Lieberman Productions Contract (fully performed)

20.            Dress Barn Agreement (fully performed)

21.            Haggin Marketing Photo Shoot Agreement (fully performed)

22.            Michael Thomas Agreement for Engineering Services (current amount due approximately $1,700

23.            Sublease agreement with M. McNeil re space at Carneros Storage

ALL OTHER CONTRACTS, WHETHER VERBAL OR WRITTEN, AND WHETHER ENTERED INTO PRE- OR POST-PETITION, ARE EXPRESSLY NOT ASSUMED AND SHALL NOT BE THE RESPONSIBILITY OF REORGANIZED VIANSA. WITHOUT LIMITING THE FOREGOING, THE FOLLOWING PURPORTED CONTRACTS ARE EXPRESSLY REJECTED:

a.                Termination Agreement-Scott Arnold

b.               Grower Contracts with Dirt Farmer & Co, Keith Kunde, Pres. (new contracts to be negotiated with Reorganized Viansa)

c.                Ira Frazer Employment Agreement

d.               Laura Johnson Employment Agreement

e.                Norman Hesch Agreement

f.                Colleen Kelly Independent Contractor Agreement

g.               Weston Quasha Agreement

h.               Paul Neel/Igo Service Agreement

i.                 Ray Silverio Agreement

j.                 Anthony Sala Agreement

k.               Innovatix/Rishi Travel Agency Agreement

l.                 Tim McCandless Independent Contractor Agreement

m.             Wetlands Photographer Agreement

n.               Jennifer Green Haigh Employment Agreement

o.               Masha Olson Employment Agreement

p.               Harlan Bulk Sales Agreement

q.               Bachen Gillam Agreement re Architectural Services

r.                Mick Richards/Virtual Films Agreement for Photography Services

s.                Josh Santomieri IT Consulting Services Agreement

t.                 Watley Group unexecuted agreement

u.               Dell Financial Services, LP leases commencing 6/2/04; 6/17/04; 2/28/05 (disguised security agreements).

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MARTIN J. BRILL (Calif. Bar No. 53220) mjb@lnbrb.com

DAVID B. GOLUBCHIK (Calif. Bar No. 185520) dbg@lnbrb.com

LEVENE, NEALE, BENDER, RANKIN & BRILL L.L.P.

10250 Constellation Blvd., Suite 1700

Los Angeles, California 90067

Telephone: (310) 229-1234

Facsimile: (310) 229-1244

Reorganization Counsel for Debtors and Debtors-in-Possession

Bruce T. Beesley (NV Bar No. 1164) bbeesley@lrlaw.com

Brett Axelrod (NV Bar No. 5859) baxelrod@lrlaw.com

LEWIS AND ROCA LLP

Bank of America Plaza

50 West Liberty Street, Suite 410

Reno, Nevada 89501

Telephone: (775) 823-2900

Co-Counsel for Debtors and Debtors-in-Possession

UNITED STATES BANKRUPTCY COURT

DISTRICT OF NEVADA

In re: 360 GLOBAL WINE COMPANY, INC., a Nevada corporation, Debtor and Debtor-in-Possession. In re: 360 VIANSA, LLC, a Nevada limited liability company, Debtor and Debtor-in-Possession.	Case No. 07-50205-GWZ Chapter 11 Jointly Administered With Case No. 07-50206-GWZ CHAPTER 11 Confirmation Hearing: Date: December 6, 2007 Time: 10:00 a.m.

360 VIANSA, LLC’S SECOND AMENDED DISCLOSURE STATEMENT AND PLAN OF REORGANIZATION

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I.                          INTRODUCTION

1.               360 Viansa, LLC, a Nevada limited liability company (“Viansa”), along with its parent company, 360 Global Wine Company, Inc., a Nevada corporation (“Global”), are the debtors and debtors in possession (collectively, the “Debtors”) in the above-captioned jointly-administered Chapter 11 bankruptcy cases (the “Cases”). On March 7, 2007 (“Petition Date”), the Debtors commenced the Cases by filing voluntary Chapter 11 petitions under the United States Bankruptcy Code (“Bankruptcy Code”), 11 U.S.C. § 101 et seq.

2.               A Chapter 11 allows the debtor, its creditors and other parties in interest to propose a plan of reorganization. A plan of reorganization may provide for a debtor to reorganize by continuing to operate, to liquidate by selling assets of the estate, or a combination of both. This Plan of Reorganization (the “Plan”), which is proposed solely by Viansa and not Global, is a “new value” reorganization plan. This Plan proposes to sell up to 100% of the equity in the Reorganized Viansa to the highest bidder free and clear of all liens, interests and encumbrances, to fund and implement this Plan. The sale of up to 100% of the equity in the Reorganized Viansa will be conducted through an orderly sale process, including the right of secured creditors to submit credit bids, to be conducted at the Confirmation Hearing1.

All holders of Claims are encouraged to read this Plan and Disclosure Statement in its entirety before voting to accept or reject the Plan. No materials, other than this Plan and Disclosure Statement and the Exhibits and Schedules attached hereto and referenced herein, have been approved by the United States Bankruptcy Court for the District of Nevada for use in soliciting acceptances or rejections of this Plan.

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II.              DEFINITIONS, RULES OF CONSTRUCTION, AND EXHIBITS

A.               Definitions.

For the purposes of this Plan, except as expressly provided or unless the context otherwise requires, all capitalized terms not otherwise defined shall have the meanings ascribed to them in this Article II. Any term used in this Plan that is not defined herein, but is defined in the Bankruptcy Code or the Bankruptcy Rules, shall have the meaning ascribed to such term in the Bankruptcy Code or the Bankruptcy Rules, in that order of priority. Throughout this Plan, the use of the masculine, feminine, neuter, plural, or singular shall be understood to include each of the others as the context may reasonably dictate. As used in this Plan, the following definitions shall apply:

1.1             Administrative Claim. A Claim for costs and expenses of administration allowed under Section 503(b) of the Bankruptcy Code and referred to in Section 507(a)(2) of the Bankruptcy Code, including, without limitation: (a) the actual and necessary costs and expenses incurred after the Petition Date of preserving the Estate and operating the business of Viansa (such as wages, salaries or commissions for services); (b) compensation for legal, financial advisory, accounting and other services and reimbursement of expenses awarded or allowed under Sections 330(a) or 331 of the Bankruptcy Code; and (c) all fees and charges assessed against the estate under 28 U.S.C. § 1930.

1.2             Administrative Claim Bar Date. The date which is thirty (30) days after the Effective Date.

1.3             Allowed Administrative Claim. An Administrative Claim which is an Allowed Claim.

1.4             Allowed Claim. A Claim against Viansa as to which no objection has been filed, or if filed, has either been overruled or otherwise resolved by the allowance of such Claim by the Bankruptcy Court, if the Claim was: (1) scheduled in the list of creditors prepared and filed with the Bankruptcy Court by Viansa and not listed as disputed, contingent or unliquidated as to amount; or (2) the subject of a timely filed proof of claim; or (3) which has been allowed by order of the Bankruptcy Court..

1.5             Allowed Priority Claim. A Priority Claim which is an Allowed Claim.

1.6             Allowed Priority Tax Claim. A Priority Tax Claim which is an Allowed Claim.

1.7             Allowed Professional Fees. The amount of fees and costs incurred by professionals engaged by Viansa or the Committee in connection with the Viansa Case which are (1) timely requested by application filed on or prior to the Administrative Claims Bar Date; and (2) which are allowed by order of the Bankruptcy Court.

1.8             Allowed Secured Claim. A Secured Claim which is an Allowed Claim.

1.9             Allowed General Unsecured Claim. A General Unsecured Claim which is an Allowed Claim.

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1.10          Asset Purchase Agreement. That certain Asset Purchase Agreement dated June 21, 2005, executed among Viansa and Viansa Winery, a California Limited Partnership, La Fantana di Viansa LLC, a California Limited Liability Company, and Jonathan Sebastiani.

1.11          Assets. All the property, interests (including equity interests) and effects, whether real or personal, tangible or intangible (including, without limitation, all business, privilege, liquor, and other licenses and permits of any nature whatsoever), and also including, without limitation, all contractual, legal, and equitable rights wherever and however situated, in which Viansa has any interest, ownership, claim or right. Assets shall include all Property of the Estate as defined by § 541 of the Bankruptcy Code.

1.12          Assigned Litigation. All claims and causes of action which may be brought by, or on behalf of, Viansa against (a) Viansa’s former management, Insiders, and Affiliates, and (b) any third parties pursuant to §§ 510, 542, 543, 544, 545, 547, 548, 549, 550, and 553(b) of the Bankruptcy Code (excluding Gryphon and Laurus), provided that the pursuit of such actions shall not adversely affect the continuing operation of Reorganized Viansa, and excepting all claims and causes of action based upon, arising out of, or related to the Asset Purchase Agreement, subject to the provisions of Section X(A) below.

1.13          Ballot. The form of ballot or ballots that will be distributed with the Disclosure Statement to holders of Claims and Equity Security Interests entitled to vote under this Plan in connection with the solicitation of acceptances of this Plan.

1.14          Bankruptcy Code. Title 11 of The United States Code, as now in effect or hereafter amended. All citations in this Plan and Disclosure Statement to section numbers are to the Bankruptcy Code unless otherwise expressly indicated.

1.15          Bankruptcy Court. The United States Bankruptcy Court for the District of Nevada, or such successor court or tribunal as may hereafter be confirmed or created by lawful authority with power to confirm reorganization plans under Chapter 11, Title 11 of the United States Code, and all other applicable statutes, rules and regulations governing the Cases.

1.16          Bar Date. July 16, 2007 for non-governmental creditors and October 15, 2007 for governmental units.

1.17          Business Day. Any day, other than a Saturday, Sunday or legal holiday as defined in Bankruptcy Rule 9006(a).

1.18          Carneros. Carneros Warehousing, the owner of real property identified as 21481 Eighth Street, Sonoma, California, which includes Space 30 currently occupied by Viansa.

1.19          Carneros Escrow. The funds held to secure payment to Carneros as reflected in ¶ 4 of the DIP Order.

1.20          Carneros Escrow Balance. Any balance of the Carneros Escrow not required for payments to Carneros under the terms of the Carneros Settlement.

1.21          Carneros Settlement. The terms of the settlement approved by the Bankruptcy Court by orders entered on April 28, 2007 (Docket No. 205) and entered on June 18, 2007 (Docket No. 389), which settlement provides for Viansa to vacate on December 31, 2007 the premises of Carneros known as Space 30 at 21481 Eighth Street, Sonoma, California.

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1.22          Carve-Out. The payment of Allowed Professional Fees of the Debtors’ professionals in an amount not to exceed $1.25 million for the Cases; plus the payment of the Allowed Professional Fees of the Committee’s professionals for the Cases in an amount not to exceed the sum of $250,000 plus any balance of the Carneros Escrow not required for payments to Carneros under the terms of the Carneros Settlement.

1.23          Cases. These jointly-administered Chapter 11 bankruptcy cases, designated case nos. 07-50205-GWZ and 07-50206-GWZ, respectively.

1.24          Cash. Currency, checks, negotiable instruments and wire transfers of immediately available funds.

1.25          Cash Collateral Orders. The Gryphon Cash Collateral Order and the Laurus Cash Collateral Order.

1.26          Claim. Any right to payment, whether or not such right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured; or, a right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right is an equitable remedy or is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured, against Viansa.

1.27          Claimant. A person or entity asserting a Claim.

1.28          Claims Objection Deadline. Sixty (60) days following the Effective Date, which date may be extended by the Bankruptcy Court upon motion of any party in interest for cause.

1.29          Class. A category of Claims which are substantially similar to each other and into which Allowed Claims are grouped and classified pursuant to the Plan, unless a member of the Class has agreed to a subordinated treatment. The Classes provided for in the Plan are summarized in Article VII(C) of this Plan:

1.30          Committee. The Official Committee of Unsecured Creditors appointed in these Cases on April 27, 2007, as reflected in Docket No. 187 in the Cases.

1.31          Confirmation. The entry of the Confirmation Order on the docket of the Bankruptcy Court.

1.32          Confirmation Date. The date upon which the Bankruptcy Court enters the Confirmation Order.

1.33          Confirmation Hearing. The hearing or hearings held by the Bankruptcy Court to consider and rule upon the request for approval of the Plan.

1.34          Confirmation Order. The order entered by the Bankruptcy Court confirming the Plan.

1.35          Creditor. A person or entity holding a Claim; a Claimant.

1.36          Croesus. Croesus Corporation, a Delaware corporation.

1.37          Croesus Secured Claim. The secured claim held by Croesus arising out of the DIP Loan.

1.38          Cure Amounts. The amounts necessary to cure any defaults which Viansa contends exist under the executory contracts and unexpired leases that Viansa intends to assume, which defaults are to be cured on the Effective Date in connection with such assumption.

1.39          Debtors. Global and Viansa or, where the context so requires, either of them.

1.40          DIP Loan. The post-petition financing extended by Croesus to the Debtors and approved by the Bankruptcy Court by the DIP Order.

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1.41          DIP Order. The Final Order Authorizing Post-Petition Financing on a Secured and Super Priority Basis entered by the Bankruptcy Court on June 7, 2007, as Docket No. 358 in the Cases.

1.42          Disclosure Statement. This Disclosure Statement prepared by Viansa as required by § 1125 of the Bankruptcy Code.

1.43          Disputed Claim. A Claim as to which an objection has been timely filed with the Bankruptcy Court, and which objection has not been withdrawn on or before any date fixed for filing such objections by this Plan or by order of the Bankruptcy Court and has not been overruled or denied by a final order.

1.44          Distribution. Any distribution by either Viansa or Reorganized Viansa, to any Class, Claimant or Creditor.

1.45          Effective Date. The earlier of (1) the first Business Day that is at least thirty (30) days after the Confirmation Date and on which no stay of the Confirmation Order is in effect; or (2) December 31,2007.

1.46          Equity Security Interest. An “equity security” as defined in § 101(16) of the Bankruptcy Code, including any and all shares, membership interests, units, or similar security.

1.47          Estate. The estate created for Viansa in the Viansa Case pursuant to § 541 of the Bankruptcy Code.

1.48          Estate Claim. A Claim belonging to the Estate.

1.49          General Unsecured Claims. An Allowed Claim against Viansa that is not secured by a charge against, or an interest in, any of Viansa’s Assets, including an Allowed Claim arising under § 502(g) of the Bankruptcy Code, but that is not an Administrative Claim, a Priority Claim, or a Priority Tax Claim.

1.50          Global. 360 Global Wine Company, Inc., a Nevada Corporation, which is one of the Debtors in these Cases.

1.51          Global Case. Global’s chapter 11 bankruptcy case, designated as case no. 07-50205-GWZ.

1.52          Gryphon. Gryphon Master Fund, L.P., a secured creditor of the Debtors.

1.53          Gryphon Cash Collateral Order. The Stipulated Order (I) Authorizing Final Use of Cash Collateral of Gryphon Master Fund, L.P. (II) Providing Adequate Protection Under 11 U.S.C. §§ 361 and 363; and (III) Granting Related Relief which was entered by the Bankruptcy Court on July 27, 2007 as Docket no. 446 in the Cases.

1.54          Gryphon Loan Documents. The documents evidencing the Gryphon Pre-Petition Secured Claim.

1.55          Gryphon Cured Secured Claim. The Gryphon Secured Claim, less any amounts attributable to the Debtors’ default, including, without limitation, the 125% premium and the default rate interest.

1.56     Gryphon Secured Claim. The Debtors’ pre-petition obligation to Gryphon in the amount of $6,612,128 as of the Petition Date, including a 125% premium triggered by the Debtors’ default and approximately $1,403,143 in default rate interest, plus pre-petition attorneys’ fees2 and secured by a second priority security interest in substantially all of the Debtors’ Assets.

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1.57          Laurus. Laurus Master Fund, Ltd., a secured creditor of the Debtors.

1.58          Laurus Loan Documents. The documents evidencing the Laurus Secured Claim.

1.59          Laurus Cash Collateral Order. The Final Stipulated Order (I) Authorizing Use of Cash Collateral; (II) Providing Adequate Protection Under 11 U.S.C. §§ 361 and 363 and (III) Granting Related Relief entered by the Bankruptcy Court on June 7, 2007 as Docket No. 357 in the Cases.

1.60          Laurus Cured Secured Claim. The Laurus Secured Claim, less any amounts attributable to default rate interest and late charges.

1.61          Laurus Secured Claim. The Debtors’ pre-petition obligation to Laurus in the principal amount of $40,479,030.19, plus interest, costs, charges, and fees in the amount of $6,315,273.91 as of the Petition Date ($6,127,228.71 of which is attributable to default rate interest and late charges), plus all amounts incurred under the Laurus Loan Documents from and after the Petition Date; all of which are secured by a first priority security interest (subject to the DIP Loan) in substantially all of the Debtors’ Assets.

1.62          New Vine. New Vine Logistics, a secured creditor of Viansa that warehouses Viansa’s inventory and fulfills (packages and ships) Viansa’s customer and wine club orders.

1.63          New Vine Secured Claim. Viansa’s pre-petition obligation to New Vine in the approximate amount of $440,000, and secured by a statutory warehousemen’s lien on Viansa’s inventory in New Vine’s possession.

1.64          Petition Date. March 7, 2007, the date on which the Debtors filed their voluntary Chapter 11 petitions commencing these Cases.

1.65          Plan. This Plan of Reorganization proposed by Viansa.

1.66          Post-Confirmation Status Report. The status report to be filed by Reorganized Viansa within 120 days of the Confirmation Date, and each 120 days thereafter.

1.67          Post-Effective Date Notice Parties. Any parties who have requested special notice post-Effective Date, along with counsel for Viansa, Laurus, and Gryphon.

1.68          Priority Claim. A claim entitled to priority under § 507(a) of the Bankruptcy Code, other than a Priority Tax Claim.

1.69          Priority Tax Claim. A Claim entitled to priority under § 507(a)(8) of the Bankruptcy Code.

1.70          Professional Fee Applications. Applications filed pursuant to §§ 330, 331, or 503(b)(4) for allowance of Administrative Claims relating to the compensation and reimbursement of expenses of professionals employed pursuant to an order of the Bankruptcy Court under §§ 327 or 1103 of the Bankruptcy Code for service performed and expenses incurred prior to the Effective Date, with respect to the Viansa estate.

1.71          Reorganized Equity. Equity Security Interest in Reorganized Viansa.

1.72          Reorganized Viansa. Viansa, following the occurrence of the Effective Date of this Plan.

1.73          Reserve Account. An account created pending the resolution of a Disputed Claim, containing a sufficient amount to satisfy such Disputed Claim in a manner consistent with that Claim’s treatment under this Plan should it ultimately become an Allowed Claim.

1.74          Secured Claim. A Claim that is secured by a lien against any Assets of the Estate to the extent of the value of any interest in such Assets of the Estate securing such Claim, or to the extent of the amount of such Claim subject to setoff in accordance with § 553 of the Bankruptcy Code, in either case determined pursuant to § 506(a) of the Bankruptcy Code.

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1.75          Successful Bidder. The entity who is determined to be the highest and successful bidder for up to 100% of the Equity Security Interest in Reorganized Viansa.

1.76          Texas Property. That certain granite quarry belonging to Global, known as Cold Springs Granite, located in Burnet County, Texas, currently being marketed by Global.

1.77          Texas Property Sale Proceeds. The net proceeds (following costs of sale, including, but not limited to, commissions, taxes, and expenses of escrow) from the sale of the Texas Property.

1.78          Trust. The Liquidating Trust of the Viansa Estate which will be created on the Effective Date for the benefit of claims of the Viansa Estate.

1.79          Viansa. 360 Viansa, LLC, a Nevada Limited Liability Company, which is one of the Debtors in these Cases, and the proponent of this Plan.

1.80          Viansa Case. Viansa’s chapter 11 bankruptcy case, designated as case no. 07-50206-GWZ.

B.               Exhibits.

All Exhibits to this Plan are incorporated into and are a part of this Plan and Disclosure Statement as if set forth in full herein.

III.            VIANSA’S BACKGROUND, OWNERSHIP, AND OPERATING HISTORY

Viansa’s Operating History prior to the Petition Date is described in the Omnibus Statement of Facts in Support of First Day Motions filed on March 9, 2007, a copy of which is attached hereto as Exhibit “1.” As discussed therein, Viansa and its parent, Global, experienced a significant financial crisis derived, in part, from their dispute with Kirkland Knightsbridge, LLC (“KKLLC”), with whom Global entered into a joint venture in 2004. KKLLC filed for bankruptcy protection in September of 2006, at which time KKLLC was in possession of substantial inventory of Viansa.

For purposes of this Plan, of particular importance in Viansa’s history is its use of certain wine-making equipment (the “GE Equipment”) in connection with its business operations. Prior to Global’s acquisition of Viansa from Viansa Winery, a California limited partnership (“Prior Owner”) in 2005, Prior Owner’s GE Equipment was being leased from General Electric Capital Corporation, directly and as successor-in-interest to Mellon US Leasing (“GE”). Upon the acquisition of the winery, the lease was not assigned to Viansa. Instead, Former Owner continued to be the lessee of the GE Equipment from GE and Viansa utilized such equipment, and continues to utilize such equipment, pursuant to a Consent To Use Agreement (the “Consent Agreement”) with Former Owner, a copy of which is attached hereto as Exhibit “4”. Paragraph 4 of the Consent Agreement provides that if a default occurs and GE provides notice of such default, then Viansa will become the lessee

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under the respective leases and be obligated as a lessee. In September 2006, default notices, copies of which are collectively attached hereto as Exhibit “5”, were sent to Viansa at its regular business address. It is Viansa’s position that, to the extent that Viansa did not already have successor interest in the GE Equipment to that of Former Owner, such interest was acquired as a result of the default notices and the Consent Agreement. Viansa has been advised that Former Owner and/or GE disagree with the foregoing characterization. The Former Owner has indicated that it might file a motion for relief from stay with regard to the GE Equipment to be heard at or immediately following the Confirmation Hearing.

/ / /

IV.            VIANSA’S BANKRUPTCY CASE

On March 7, 2007 (the “Petition Date”), the Debtors each filed a voluntary petition for relief with the Bankruptcy Court under the Bankruptcy Code. On March 23, 2007, this Court issued an Order granting joint administration of the Cases.

Shortly after the Petition Date, KKLLC filed its motion to transfer venue of the cases to Northern District of California, Santa Rosa Division. The Debtors, as well as numerous creditors, opposed the motion, which was eventually denied by this Court.

The Committee was appointed in both Cases on April 23, 2007.

On June 27, 2007 the Bankruptcy Court entered the Laurus Cash Collateral Order and the DIP Order, and on July 27, 2007 the Bankruptcy Court entered the Gryphon Cash Collateral Order. Pursuant to these orders, Debtors are continuing to operate pursuant to terms approved by Croesus, Laurus, Gryphon, and the Bankruptcy Court.

On June 6, 2007, the Bankruptcy Court entered an Order Granting Motion for Authority to Pay Grape Grower’s Statutory Liens, and such liens were paid with the proceeds of the DIP Loan. Viansa has made all required payments to its grape growers in accordance with this Court’s order.

The Debtors sought and obtained Bankruptcy Court approval of a settlement with KKLLC, which was approved by order entered on August 16, 2007. Pursuant to the settlement, all litigation (including appeals)

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between the Debtors and KKLLC have been dismissed. In addition, Viansa has obtained a turnover of its wine inventory (and related items) which were maintained in KKLLC’s possession to the exclusion of Viansa.

/ / /

/ / /

Debtors have engaged Gordian Financial Services to assist with marketing Viansa’s business; and have employed Capital City Sotheby’s International Realty to assist with the marketing of the Texas Property.3

The Committee has engaged BBK, Ltd. as its financial advisor in connection with these Cases.

3.               Pursuant to the Bankruptcy Code, Viansa’s exclusive periods to file plan(s) of reorganization and obtain acceptances thereof, without any extension, would have expired on July 5, 2007 and September 3, 2007, respectively. Viansa filed a motion, and the Bankruptcy Court entered and order, extending its exclusive periods to file plan(s) of reorganization and obtain acceptances thereof through and including October 3, 2007 and December 2, 2007, respectively, without prejudice to seek further extensions of the foregoing periods.

Viansa has filed its Monthly Operating Reports with the Bankruptcy Court. Creditors may refer to these reports for detailed information regarding Viansa’s post-petition financial operations.

V.                        SUMMARY OF ASSETS AND LIABILITIES

Viansa’s assets consist primarily of its winery and tasting room located in Sonoma, California, along with related assets (including real property, personal property, inventory, and wine club). A detailed description of Viansa’s assets is contained in Viansa’s Amended Schedules filed on May 11, 2007 in Case No. BK-S-07-50206-GWZ as docket nos. 76-80; and 92-84. Viansa believes that these assets may have a value ranging from $45 to $70 million. While the Debtors have been marketing Viansa’s business for a cash infusion or sale, to date, no offer has been received. As a result, the valuation of the Assets is uncertain.

Claims asserted against Viansa are listed in Exhibit “2” attached hereto. Viansa’s secured liabilities include amounts owed to Croesus, Laurus and Gryphon, which aggregate in excess of $57 million. New Vine asserts a security interest in inventory and a Claim of approximately $440,000. There are asserted Secured

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Claims by grape growers which, Viansa believes, have been paid during the Case pursuant to authority granted by the Bankruptcy Court. There are several equipment and vehicle leases, and Secured and Priority tax Claims. The total pre-petition Claims asserted are approximately as follows:

Secured claims	$57,000,000
Unsecured claims	$ 4,300,000
Priority claims	$ 635,000
TOTAL	$59,735,000

In addition, Viansa has incurred post-petition obligations to Croesus, amounts due to professionals hired in the Cases, certain unpaid Administrative Claims and ordinary course payables.

VI.            SUMMARY OF PLAN AND TREATMENT OF CLAIMS

This is a “new value” Plan. On the date of the Confirmation Hearing, an auction will be held in Court for up to 100% of the Equity Security Interest in the Reorganized Viansa, excluding the Assigned Litigation and excluding the Carneros Escrow, free and clear of all liens, claims and encumbrances, but subject to terms of this Plan. Thus, the Successful bidder will own up to 100% of the membership interests in Reorganized Viansa, including all of Viansa’s operating assets, subject only to those liabilities assumed pursuant to the terms of this Plan (e.g., Priority Tax Claims and executory contracts, to the extent assumed) with a clean balance sheet (i.e, no debt). Laurus has agreed to be the stalking horse bidder with an opening credit bid equal to Laurus’ principal plus non-default interest, for a total of $40,667,075.38. .

4.               Unless otherwise ordered by the Bankruptcy Court, to participate in the overbid process, each person or entity other than Laurus (a "Potential Bidder") must deliver (unless previously delivered) to Viansa the following documents (the "Required Bid Documents") not later than November 20, 2007:

5.               (a) Current financial statements or other financial information of the Potential Bidder, or if the Potential Bidder is an entity formed for the purpose of acquiring the Reorganized Equity, current financial statements or other financial information of the equity holder(s) of the Potential Bidder, or such other form of financial disclosure acceptable to Viansa, demonstrating such Potential Bidder's ability to close the proposed

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transaction;

6.               (b) The Potential Bidder's written agreement that its offer is irrevocable until the Confirmation Hearing;

(c) An executed copy of an equity purchase agreement in the form acceptable to Viansa;

(d) A good faith nonrefundable deposit in the amount of $1,800,000, which funds shall be maintained in a segregated interest-bearing account, and which shall only be refundable in the event that the Court does not approve the sale to the Potential Bidder; and

(e) Written evidence of a commitment for financing or other evidence of ability to consummate the proposed transaction satisfactory to Viansa; and

(f) A statement of intention as to the assumption or rejection of each of the executory contracts listed on Exhibit 3 hereto, along with proof of funds sufficient to effect cure payments as to such contracts to be assumed.

7.               A Qualified Overbidder is a Potential Bidder that delivers the documents described in subparagraphs (a), (b), (c), (d) and (e) above, whose financial information demonstrates the financial capability of the Potential Bidder to consummate the transaction.

8.               At any time prior to the sale, after a Potential Bidder delivers all of the materials required by subparagraphs (a), (b), (c), (d) and (e) above, Viansa shall share such information with the Committee and Laurus. For purposes of this Plan, Laurus shall be deemed to be a Qualified Bidder.

On or before the close of the “new value” sale transaction, which shall occur not later than 15 days after date of entry of the Confirmation Order, the Successful Bidder will be required to:

A.               Pay the balance of the purchase price in cash (or such financing with the secured creditor(s) as such secured creditor(s) may agree to);

B.               Designate as to whether the Successful Bidder intends to pay the Priority tax Claims on the Effective Date or over time and, if over time, provide cash flow projections and other evidence to support the ability to make such payments; and

C.               Designate which executory contracts and unexpired leases are to be assumed and which are to be rejected and, to the extent assumed, proof of availability of funds to make the necessary “cure” payments (in the absence of such designation, the contracts to be assumed and rejected shall be as set forth on Exhibit “3” hereto)..

Upon the close of the “new value” sale transaction, proceeds of the sale will be used to satisfy the

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obligations in the Viansa Case as follows:

A.              First, the Carve-Out for both Cases, in the amount of $1,500,0004;

B.              Second, the Croesus Secured Claim, in the approximate amount of $5,300,000 (except in the event Laurus is the successful Credit Bidder, in which case the sale shall be subject to the Croesus Secured Claim);

C.              Third, the New Vine Secured Claim, in the approximate amount of $440,000 (although Viansa believes that a settlement has been reached pursuant to which New Vine has agreed to accept $417,000 on account of its claim in the Viansa Case, which settlement should be consummated, and payment should be made, prior to the Confirmation Hearing);

D.              Fourth, the general unsecured claims, in the amount of $300,0005;

E.               Fifth, the Laurus Secured Claim, in the approximate amount of $40.5 million;

F.               Sixth, the Gryphon Cured Secured Claim, in the approximate amount of $4 million, to the extent that funds exist (otherwise Gryphon will be treated as a general unsecured creditor subject to treatment pursuant to Class 11 or Class 12 at Gryphon’s election); and

G.              Seventh, to the extent funds exist, to the Class 12 general unsecured claims, on a pro rata basis.

In addition, the Carneros Escrow and the Assigned Litigation shall remain with the Estate. The Carneros Escrow Balance will be utilized to fund the fees and costs of the Committee’s professionals. The Assigned Litigation shall be prosecuted for the benefit of unpaid Administrative Claimants and Class 12 creditors. A discussion of such payments is set forth in Section VII (C), below.

VII.         CLASSIFICATION AND TREATMENT OF CLAIMS AND INTERESTS

A.             General Overview.

As required by the Bankruptcy Code, this Plan classifies claims and interests in various Classes according to their right to priority. This Plan states whether each Class is either impaired or unimpaired, and proposes the treatment that each Class will receive.

B.             Unclassified Claims.

Certain types of Claims are not placed into voting Classes; instead they remain unclassified. These Claims are not considered impaired and are therefore not entitled to vote on this Plan because they are automatically entitled to specific treatment provided for them in the Bankruptcy Code. As such, Viansa has not placed the following Claims in a Class:

1.                 Administrative Claims.

Administrative Claims are claims for costs or expenses of administering the Cases that are allowed under Bankruptcy Code § 507(a)(2). The Bankruptcy Code requires that all Administrative Claims be paid on

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the Effective Date unless a particular holder of an Administrative Claim agrees to a different treatment.

U.S. Trustee fees, to the extent not previously paid, will be paid in full on the Effective Date, or at such later date as such fees may become due and payable. Viansa estimates that the total administrative claims of Professionals will be in the range of $1.5 - $2 million. All allowed fees and costs of the Professionals, as to be ordered by the Bankruptcy Court, up to the amount of the Carve-Out, will be paid on the later of the (a) Effective Date; and (b) date of entry of order allowing such fees and costs.

The following Professionals have been employed by Viansa:

1.	Levene, Neale, Bender, Rankin & Brill L.L.P. (“LNBRB”), Viansa’s general bankruptcy counsel.

2.     Lewis & Roca LLP (formerly Beckley Singleton, Chtd) (“LR”), Viansa’s local bankruptcy counsel.

3.     Gordian Group, LLC, Viansa’s investment bankers.

4.     Ives, Kirwan & Dibble, Viansa’s special litigation counsel.

In addition, Viansa intends to file an application to employ The Watley Group to provide CEO/CRO services to Viansa, through A. John A. Bryan, Jr.. Allowed Professional Fees of the Debtors’ professionals shall be paid from the Carve-Out in an amount of up to $1,250,000. Any unpaid Allowed Professional Fees shall be paid from the Trust (See Section VIII(B) hereinbelow).

The Committee has retained Winston & Strawn LLP (“WS”), as its general counsel; McDonald Carano Wilson LLP. (“MCW”), as its local counsel; and BBK Ltd. (“BBK”), as its financial advisors. Allowed Professional Fees of WS, MCW and BBK shall be paid from (a) the Carve-Out in an amount of up to $250,000 (the portion of the Carve Out available for payment of the Committee’s professionals) plus (b) the Carneros Escrow Balance available on the Effective Date.

Requirement of Court Approval of Fees: The Court must rule on all fees of professionals listed above before such fees will become Allowed Administrative Claims. For all fees except Clerk’s Office fees and U.S. Trustee fees, the professional in question must file and serve a properly noticed fee application, and the Court

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must rule on the application. Only the amount of fees allowed by the Court will become Allowed Administrative Claims and will be eligible to be paid under this Plan.

In addition to the foregoing professional fees, Viansa has incurred, and continues to incur, post-petition administrative expenses related to the operations of Viansa’s business (the “Operating Administrative Claims”). The Operating Administrative Claims shall be assumed by, and shall become the obligation of Reorganized Viansa.

2.     Priority Tax Claims.

The Bankruptcy Code requires that each holder of a Priority Tax Claim receive the present value of such claim in deferred Cash payments. Except as otherwise allowed by the Bankruptcy Court, holders of Priority Tax Claims shall not be entitled to receive any penalties with respect to or arising in connection with such claims.

Viansa believes that the Priority Tax Claims amount to approximately $635,000. At the option of Reorganized Viansa, Allowed Priority Tax Claims shall be paid either (1) in cash on the Effective Date; or (2) deferred cash payments, in equal quarterly installments, over the period ending five (5) years from the Petition Date, with interest to accrue at the federal interest rate, estimated to be 6% per annum (or such other interest rate as agreed to by Viansa and the holder of such Allowed Priority Tax Claim, or such rate as determined by the Bankruptcy Court to be appropriate, if such a determination is requested by the holder of such Allowed Priority Tax Claim no later than the date upon which objections to Confirmation of this Plan are due). At the option of Reorganized Viansa, such payments may be prepaid, in whole or in part.

C.               Classified Claims and Interests.

1.               Class 1 consists of the New Vine Secured Claim. Unless already paid, on the Effective Date, New Vine shall receive a Cash payment in the amount of $417,000 in full and complete satisfaction of the New Vine Secured Claim. This Class is impaired and entitled to vote on this Plan.

2.               Class 2 consists of the Allowed Claims of holders of statutory liens, other than Priority Tax Claims and the New Vine Secured Claim, but including Secured Claims for real or personal property taxes. Viansa believes that the only such Claims consist of real property taxes in the approximate amount of $20,000. Any Class 2 Claims which were filed prior to the Bar Date, and delinquent real property taxes of record, shall be paid in full on the Effective Date. Any Class 2 Claims which were not filed prior to the Bar Date shall be disallowed. Since all Allowed Class 2 Claims will be paid in full on the Effective Date, Viansa believes that this Class is unimpaired and, therefore, not entitled to vote on this Plan.

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3.               Class 3 consists of the Croesus Secured Claim. Upon the closing of the sale, Croesus shall be paid in full, on the Effective Date, from the proceeds of the sale, subject to the payment of the Carve Out. However, if Laurus is the Successful Bidder, the Croesus Class 3 Claim shall remain in place with the Reorganized Viansa. Based on the fact that this is a post-petition administrative obligation, this Class is not entitled to vote on this Plan.

4.               Class 4 consists of the Laurus Secured Claim. Upon the closing of the sale, Laurus shall be paid in full, on the Effective Date, from the proceeds of the sale, subject to the payment of the Carve Out. This Class is impaired and entitled to vote on this Plan.

5.               Class 5 consists of the Gryphon Secured Claim. To the extent the sale results in payment of cash in a sufficient amount for payment of the Carve-Out and Classes 1, 2, 3 and 4 claims, the balance of the sale proceeds shall be paid to Gryphon until the Gryphon Secured Claim is paid in full. To the extent not paid as a Class 5 Secured Claim, any balance owed to Gryphon shall be treated as an Unsecured Claim. For purposes of voting, the Gryphon Secured Claim shall be estimated pursuant to 11 U.S.C. §502(c)(1) at $1; and Gryphon shall be permitted to vote the balance of its Claim as either a Class 11 or Class 12 Unsecured Creditor, at the election of Gryphon.

6.               Class 6 consists of the Secured Claim asserted by Dell Financial Services, LP (“DFS”), which is purportedly secured by certain computer equipment. The Successful Bidder shall have the option of paying such Secured Claim pursuant to the terms of the pre-petition agreement between Viansa and DFS, or relinquishing the collateral to DFS in full and complete satisfaction of its Secured Claim. This Class is unimpaired and, therefore, not entitled to vote on this Plan.

7.               Class 7 consists of the Secured Claims asserted by General Motors Acceptance Corporation (“GMAC”), which are secured by certain motor vehicles. The Successful Bidder shall have the option, on a contract by contract basis, of paying such Secured Claims pursuant to the terms of the pre-petition agreement between Viansa and GMAC, or surrendering the collateral to GMAC in full and complete satisfaction of its Secured Claims. This Class is unimpaired and, therefore, not entitled to vote on this Plan.

8.               Class 8 consists of the Secured Claim asserted by Key Equipment Finance (“KEF”), which is purportedly secured by certain wine-making equipment. The Successful Bidder shall have the option of paying such Secured Claim pursuant to the terms of the pre-petition agreement between Viansa and KEF, or relinquishing the collateral to KEF in full and complete satisfaction of its Secured Claim. This Class is unimpaired and, therefore, not entitled to vote on this Plan.

9.               Class 9 consists of the Secured Claims of US Bancorp (“USB”), which are purportedly secured by certain office equipment. The Successful Bidder shall have the option of paying such Secured Claims pursuant to the terms of the pre-petition agreement between Viansa and USB, or relinquishing the collateral to USB in full and complete satisfaction of its Secured Claims. This Class is unimpaired and, therefore, not entitled to vote on this Plan.

10.            Class 10 consists of all GE (including claims assigned to GE by Mellon Bank), which are purportedly secured by the GE Equipment. Viansa believes that the agreements with GE (the “GE Agreements”) may be interpreted as either executory contracts or disguised security agreement and, if the latter, may not be properly perfected, resulting in a general unsecured claim. The Successful Bidder shall step into the shoes of Viansa and shall have the right to seek a determination that the GE Agreements are disguised security

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agreements, requiring payment of the secured claim pursuant to 11 U.S.C. § 506, and not executory contracts requiring cure payments pursuant to 11 U.S.C. § 365, and shall retain all other claims and defenses with regard to the GE Agreements and Claims related to GE, including, but not limited, any avoidance rights under the Code. Notwithstanding the foregoing, any Potential Bidder and Qualified Bidder are advised to conduct their own analysis of the facts and circumstances surrounding the transactions with GE, including review of the attached Consent Agreement and default notices, as well as the underlying GE Agreements. The Successful Bidder shall state its intention with regard to GE on or before the conclusion of the Confirmation Hearing.

a. In the event that the Successful Bidder designates that it seeks to treat the GE Agreements as executory contracts, and assume such GE Agreements, Successful Bidder (other than Laurus) shall set aside, or show evidence of, sufficient funds to pay the cure in accordance with Exhibit “3” hereto, unless otherwise ordered by the Court. In such case, GE’s Claim shall not be a classified Claim and shall not be treated as a classified Claim under the Plan.

b. In the event that the Successful Bidder designates that it seeks to treat the GE Agreements as executory contracts and reject such GE Agreements, GE’s lease rejection Claims shall be treated as Class 11 or Class 12 General Unsecured Claims, at the election of GE. In such case, GE’s Claim shall not be treated as a Class 10 Secured Claim under the Plan.

c. In the event that the Successful Bidder designates that it intends to treat the GE Agreements as disguised security agreements and that the Successful Bidder seeks to surrender the GE Equipment to GE, then on the Effective Date, the GE Equipment will be surrendered to GE in full and complete satisfaction of GE’s Class 10 Secured Claim. In such case, Class 10 will be deemed to be an impaired Class and entitled to vote on the Plan. GE’s deficiency Claims, if any, shall be treated as Class 11 or Class 12 General Unsecured Claims, at the election of GE.

d. In the event that the Successful Bidder designates that it intends to treat the GE Agreements as disguised security agreements and that the Successful Bidder seeks to retain the GE Equipment, Successful Bidder shall commence, within 30 days of the Effective Date, an adversary proceeding before the Court for such determination, including a determination as to whether GE has a perfected security interest in the GE Equipment. Upon final Court order with respect to the amount of GE’s Class 10 Secured Claim, such amount will be paid in full 30

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days after entry of final order setting forth the amount of GE’s Secured Claim, if any, with respect to the GE Equipment. In such case, Class 10 will be deemed to be an impaired Class and entitled to vote on the Plan. GE’s deficiency Claims, if any, shall be treated as Class 11 or Class 12 General Unsecured Claims, at the election of GE. In the event that a determination is made that the GE Agreements are disguised security agreements and that GE does not have a perfected security interest in the GE Equipment, then GE will not hold a Class 10 Secured Claim and GE’s Claims, if any, shall be treated as Class 11 or Class 12 General Unsecured Claims, at the election of GE.

11.            Class 11 (Administrative Convenience Class) consists of General Unsecured Claims, either: (i) in the amount of $10,000 or less (except that the holders of such Claims may elect to have their Claims treated as Class 12 Claims); or (ii) the holders of which Claims elect to reduce their claims to $10,000. Viansa believes that such General Unsecured Claims total approximately $600,000. Class 11 Claims shall receive pro rata distribution of a lump sum of $150,000, as soon as practicable after the Effective Date. Laurus shall not share in any proceeds distributed to holders of Class 11 Claims. This Class is impaired and entitled to vote on this Plan.

12.            Class 12 consists of all General Unsecured Claims other than Class 11 Claims. Viansa believes that such General Unsecured Claims total approximately $1.5 million, not including any potential deficiency claim of Gryphon. Class 12 Claims shall receive pro rata distribution of a lump sum of $150,000, to be paid as soon as practicable after the Effective Date. In addition, Class 12 shall receive the net proceeds (after deduction of all fees and costs related to pursuing such actions) from the Assigned Litigation, after all Allowed Professional Fees are paid in full. Laurus shall not share in any proceeds distributed to holders of Class 12 Claims. This Class is impaired and entitled to vote on this Plan.

13.            Class 13 consists of Global’s Equity Security Interest in Viansa. Global’s existing 100% ownership of the Equity Security Interests in Reorganized Viansa shall be cancelled. Up to 100% of the new Equity Security Interests in the Reorganized Viansa shall be issued to the Successful Bidder at the Confirmation Hearing. In light of the fact that this Class does not receive a distribution under the Plan, this Class is deemed to have rejected the Plan and, therefore, not entitled to vote on this Plan.

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VIII.       MEANS OF IMPLEMENTATION OF PLAN

A.              Funding for the Plan.

The Plan will be funded from the proceeds of the sale of up to 100% equity in the Reorganized Viansa and the pursuit of the Assigned Litigation. In addition, a portion of the Allowed Professional Fees for the Committee’s professionals shall be funded from the Carneros Escrow Balance, if any.

B.              Composition of Reorganized Viansa and Post-Confirmation Management.

Reorganized Viansa will continue to be a Nevada limited liability company in good standing with the Secretary of State. Reorganized Viansa contemplates post-confirmation operations under management to be designated by the Successful Bidder. A. John A. Bryan, Jr., has expressed his willingness and desire to continue as Chief Executive Officer of Reorganized Viansa after the Effective Date. Mr. Bryan reserves the right to negotiate an employment agreement for the period after the Effective Date, including, without limitation, the ability to receive equity in Reorganized Viansa, in the form of stock grants, stock options and/or warrants, in connection with such future employment. In addition, the Trust will be created for the benefit of Administrative Claimaints and the general unsecured creditors in Class 12.

1. Creation of the Trust.

On the Effective Date, Viansa shall create the Trust for the benefit of holders of Administrative Claims and Class 12 allowed claims pursuant to the Plan, and the Liquidating Trust Agreement shall be executed by the parties to the Liquidating Trust Agreement. The Trust shall be a creditors’ liquidating trust for all purposes, including Treasury Regulations Section 301.7701-4(d). The Trust will be organized for the purpose of liquidating the property, claims, rights and causes of action of Viansa and its Estate with no objective to continue or engage in the conduct of a trade or business. As more fully set forth below, and except as set forth below, on the Effective Date, Viansa shall be deemed to have transferred all of its remaining property, claims, rights and causes of action to the Trust. The Trust shall receive, liquidate and distribute the property, claims, rights and causes of action of Viansa and its Estate in accordance with the Plan and the Liquidating Trust Agreement as promptly as is reasonably practicable, in an expeditious but orderly manner. The Trust is not a successor of Viansa for purposes of incurring its liabilities. To the extent there are any inconsistencies between the Plan and the Trust, the terms of the Plan shall prevail.

2. Appointment of the Liquidating Trustee.

The Liquidating Trustee (“Trustee”) of the Trust shall be designated by the Committee (in consultation with Gryphon) on or before the Confirmation Hearing. The Trustee shall administer the Liquidating Trust pursuant to the Plan and the Liquidating Trust Agreement, and in accordance with guidelines set forth by the

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Ninth Circuit Bankruptcy Appellate Panel in In Re Consolidated Pioneer Mortgage Entities, 248 B.R. 368 (9th Cir. B.A.P. 2000). The Trustee shall act in accordance with the Plan and the Liquidating Trust Agreement. The Trustee shall perform all of the obligations of the Trustee under the Plan and the Liquidating Trust Agreement. The Trustee shall be the authorized representatives of the Viansa Estate for the purposes of performing and consummating the Plan pursuant to the Bankruptcy Code and the Confirmation Order. The Trustee shall serve for the duration of the Trust, subject to earlier death, resignation, incapacity or removal as provided in the Liquidating Trust Agreement. The Liquidating Trustee shall serve without any bond. The Liquidating Trustee shall receive as compensation three percent (3%) of the funds recovered by the Trust. The Trustee shall act in accordance with the Plan and the Liquidating Trust Agreement.

3. Transfer of Claims, Rights and Causes of Action to the Trust.

On the Effective Date, all Assigned Litigation and the right to assert objections to claims, including rights of offset, as set forth in this Plan, shall be transferred to, and vested in, the Trust free and clear of all liens, claims, encumbrances and other interests. All property, claims, rights, and causes of action received or held by the Trust shall be held in trust for the benefit of holders of Administrative Claim and Class 12 Allowed Claims, subject to the provisions of the Plan and the Liquidating Trust Agreement. Reorganized Viansa shall retain no interest in such property, claims, rights, and causes of action transferred to Trust.

4. Sale or Other Disposition of Property.

After the Effective Date, the Trust may use, acquire, sell or otherwise dispose of the property it acquires in accordance with the Plan and the Liquidating Trust Agreement without supervision of, or approval by, the Bankruptcy Court or the United States Trustee and free of any restrictions in the Bankruptcy Code, the Federal Rules of Bankruptcy Procedure or Local Bankruptcy Rules (the “Bankruptcy Rules”).

5. Investigation and Prosecution of Claims.

The Trust shall investigate all Assigned Litigation and determine which, if any, should be prosecuted in its sole discretion in accordance with the Plan and the Liquidating Trust Agreement. All claims, rights and causes of action encompassed in the Assigned Litigation are preserved by the Plan, and the Trust shall have full power and authority to settle, adjust, retain, enforce or abandon any claim, right or cause of action as the representative of the Viansa Estate under section 1123(b) of the Bankruptcy Code or otherwise in accordance with the Plan and the Liquidating Trust Agreement without supervision of, or approval by, the Bankruptcy Court or the United States Trustee and free of any restriction of the Bankruptcy Code or the Bankruptcy Rules, except that the compromise of any single claim, right or cause of action that is $100,000 or more shall, until Viansa’s bankruptcy case is closed, be subject to the approval of the Bankruptcy Court after notice and opportunity for hearing have been provided to the entities that have requested special notice.

6. Bankruptcy Powers.

As to the Assigned Litigation, the Trust shall have all of the rights, claims, powers, objections, counterclaims, defenses, setoffs and actions of Viansa and its Estate under sections 363, 365 and 501 to 558, inclusive, of the Bankruptcy Code. (All other such rights shall be retained by Reorganized Viansa.) After the Effective Date, all claims, rights and causes of action of Viansa and its Estate shall be filed and prosecuted in the name of the Trust. The merger, consolidation, combination, winding-up, liquidation, closing or dissolution of

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Viansa or its Estate contemplated by the Plan shall not: (a) create any claim, including any claim, right or cause of action, or any counterclaim, defense or objection that did not exist prior to such merger, consolidation, combination, winding-up, liquidation, closing or dissolution; or (b) eliminate any claim, including any claim, right or cause of action, or any counterclaim, defense or objection that existed prior to such merger, consolidation, combination, winding-up, liquidation, closing or dissolution.

7. Employment of Employees and Professionals.

On and after the Effective Date, the Trust shall employ and compensate such employees and professionals, including, without limitation, any professionals employed by the Estate, agents and representatives, including disbursing agents, as the Trust determines is necessary or appropriate to implement all of the provisions of the Plan and the Liquidating Trust Agreement without any supervision of, or approval by, the Bankruptcy Court or the United States Trustee. The Trust shall be allowed to compensate the fees and costs of its professionals without the requirement to file fee applications and seek approval of the Bankruptcy Court. The Bankruptcy Court will retain jurisdiction to resolve any fee disputes between the Trust and its professionals.

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8. Creation of Reserves, Investment of Cash, and Distribution of Cash.

After the Effective Date, the Trust shall: (i) pay or provide for all expenses of the Trust from property in the Trust, (ii) establish and maintain a reserve for expenses of the Trust, (iii) establish and maintain a reserve for disputed claims, (iv) establish and maintain a reserve for unclaimed distributions, (v) establish any other reserves or accounts it deems necessary or appropriate, and (vi) make distributions of cash to the holders of allowed claims from the Trust in accordance with the Plan and the Liquidating Trust Agreement. The procedures that govern the reserves and distributions by the Trust are set forth in the Liquidating Trust Agreement. All cash held by the Trust shall be invested only in investments permitted under the Liquidating Trust Agreement.

9. Non-transferability of Trust Interests.

The interests of the holders of Allowed Administrative Claims and Allowed Claims in the Trust will not be evidenced by any certificate or other instrument or document. The interests in the Trust are non-transferable and non-assignable other than to successors in interest, or by will, the laws of descent and distribution, or by operation of law.

10. No Action Against Viansa or the Trust Without Bankruptcy Court Approval.

On and after the Effective Date, no action or proceeding may be commenced or continued by any entity, other than the Trust, in any court or other tribunal, other than the Bankruptcy Court, against Viansa, Reorganized Viansa, the Trust, the Liquidating Trustee, or any of their directors, officers, shareholders, employees, professionals, agents or representatives, without the prior approval of the Bankruptcy Court pursuant to a final order. On and after the Effective Date, no act to collect or recover from, or offset against, or to create, perfect or enforce any right, claim, interest or remedy by any entity, other than the Trust, against Viansa, Reorganized Viansa, the Trust, the Liquidating Trustee or any of their officers, employees,

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professionals, agents or representatives, may be taken without the prior approval of the Bankruptcy Court in a final order. This provision of the Plan does not require that a defendant in a proceeding filed by the Trust obtain the approval of the Bankruptcy Court to assert any defense or setoff in such proceeding.

11. Termination of the Trust.

The Trust shall be irrevocable. The Trust shall terminate when the Liquidating Trustee has performed all of his duties under the Plan and the Liquidating Trust Agreement, including the liquidation of all of the property, claims, rights and causes of action of Viansa and its Estate, which date shall not be more than five (5) years from and after the Effective Date; provided, however, that, if in the reasonable determination of the Liquidating Trustee, in light of existing facts and circumstances, the liquidation of the property, claims, rights and causes of action in the Trust and the distribution of all cash will not be completed within that time, then, not more than ninety (90) days prior to that date, the Liquidating Trustee may amend the Liquidating Trust Agreement to provide that the Trust shall extend for an additional period of up to one (1) year. Prior to the expiration of such one (1) year period, the Liquidating Trustee may seek and, for cause shown, obtain an order from the Bankruptcy Court extending the Trust for any additional time the Bankruptcy Court deems necessary or appropriate, after notice and opportunity for hearing have been provided to the entities that have requested special notice.

12. Reports By the Trust.

The fiscal year of the Trust shall end on December 31 of each year. In accordance with the Plan and the Liquidating Trust Agreement, in conjunction with any interim or final distributions, but in any event, at least once a year, the Trust shall serve the following unaudited annual financial statements prepared in accordance with generally accepted accounting principles and the following unaudited written reports and accounts on the those entities that have requested special notice: (a) financial statements showing the assets and liabilities of the Trust, including the expense reserve, the reserve for unclaimed distributions and the reserve for disputed claims at the end of the period, (b) financial statements showing the receipts and disbursements of the Trust during the period, (c) a brief written report from the Trust about the disposition of any remaining property, claims, rights and causes of action of the Trust and distributions remaining, (d) a written report showing the number and amount of trust interests, disputed administrative expenses and disputed claims and changes during the period, and (e) any other written reports the Liquidating Trustee elects to include. Until the Viansa Case is closed through the entry of a final decree by the Court, a copy of the financial statements and reports shall be filed with the Bankruptcy Court and served on the United States Trustee. The Trust shall serve the United States Trustee with any and all documents that it files with the Bankruptcy Court after the Effective Date. In addition, the Trust is responsible for the timely payment of fees incurred pursuant to 28 U.S.C. § 1930(a)(6); and in calculating such fees, the Trust shall file with the Bankruptcy Court and serve on the United States Trustee a quarterly Post Confirmation Status Report regarding all income and disbursements, including all plan payments, for each quarter (or portion thereof) the bankruptcy case remains open. The Trust shall prepare and distribute any other reports or other information that may be required by the Bankruptcy Court or the Bankruptcy Rules or that the Liquidating Trustee determines are necessary or appropriate.

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13. No Recourse Against the Trustee.

No recourse shall ever be had, directly or indirectly, against the Liquidating Trustee or any of the officers, employees, professionals, agents or representatives of the Trust, whether by legal, equitable or other proceedings, by virtue of any law, statute, regulation or otherwise, or by virtue of any indebtedness of Viansa, its Estate or the Trust, it being expressly understood and agreed that all liabilities of the Trust shall be enforceable only against and be satisfied only out of the property, claims, rights and causes of action in the Trust or shall be evidence only of a right to payment out of such assets in the Trust, as the case may be.

C.              Disbursing Agent.

LNBRB, counsel for the Debtors, will act as the disbursing agent for the purpose of making the initial Distributions to Administrative Claimants and Class 11 Claimants provided for under this Plan. The Trust will act as the disbursing agent for the purpose of making all the other Distributions to all other Classes of Claims provided for under this Plan.

D.              Authorization to Take Required Actions.

Viansa’s corporate officers and agents are authorized to take any and all action necessary or appropriate to effectuate the terms of this Plan, and to consummate the transactions contemplated hereunder, including without limitation, the execution, verification, acknowledgement, filing, and publication of any and all instruments or documents that may be required in order to effectuate the transfer and sale of the equity in Reorganized Viansa pursuant to this Plan, including any actions related thereto, subject to the approval of the Bankruptcy Court.

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IX.                      LIQUIDATION ANALYSIS

While Viansa’s real estate is very valuable, the most valuable asset of the Viansa Estate is the winery operation. This operation consists primarily of (a) the winery located in Sonoma and retail operations related thereto; (b) the wine club with thousands of members located nationwide enjoying monthly shipments of wines; and (c) special events (e.g., weddings, corporate retreats, birthdays) held at the events center at the winery. Viansa does not sell its wines through retail stores, but directly to the retail customers. As a result,

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Viansa depends on its wine club members for its operations. Since the wine club members pay on a monthly basis, liquidation would result in cessation of operations, which would result in termination of memberships. Without members, the wine club will have minimal, if any value. Similarly, the value of Viansa’s inventory can only be maximized through retail sales to wine club members and visitors to the winery. In the event of a liquidation, and without the ability to continue operating and servicing the wine club member and the general public, membership and visits to the winery will plummet. Since Viansa sells its wines directly to the customer, it does not have retail distribution channels or exposure to retailers. The wine will not be able to be sold at retail prices since, among other things, Viansa’s reputation will be damaged. Inventory will, therefore, have to be sold on a wholesale basis, resulting in a fraction of revenues as compared to retail sales.

In short, in the event of a liquidation under Chapter 7, Viansa believes that its assets would be insufficient to pay Croesus and Laurus, and that all other creditors would receive no distribution.

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X.              MANNER OF DISTRIBUTION OF ASSETS

A. Objections to Claims

1.               Authority to Object to, and to Compromise, Claims.

The Trust, or any other party in interest, will have the right to file objections to the allowance of any Claims filed on or prior to the Claims Objection Bar Date. The Trust’s right to object to the allowance of any Claims shall include the right to assert counterclaims and setoff rights related to the Asset Purchase Agreement provided that the Trust’s right to assert counterclaims and setoff rights related to the Asset Purchase Agreement shall be limited to defenses to a Claim and not to obtain affirmative recovery from the holder of the Disputed Claim. The Trust will have the authority, in the reasonable exercise of its business judgment, to settle or compromise any Claim following the Effective Date by submitting an appropriate stipulation to the Court, with notice to the Post-Effective Date Notice Parties, so long as no objection to such stipulation is filed within ten (10) calendar days of such notice.

2.               Estimation of Claims.

As provided by Section 502(c) of the Bankruptcy Code, the Bankruptcy Court may estimate any contingent, unliquidated, or disputed Claim for the limited purpose of determining the Claimant’s eligibility to participate in the Confirmation of this Plan. Such estimation will be of a temporary and limited nature, and will not in any way affect the ultimate disallowance or allowance of the Claim, or the ability of any party in interest to subsequently object to the allowance of such Claim.

3.               Retention of Jurisdiction to Determine Allowance of Claims Post-Effective Date.

The Court will retain jurisdiction over the Viansa Case to resolve any objections to Claims which are filed after the Effective Date or which are filed prior to the Effective Date but which are not resolved to final order prior to the Effective Date. The Confirmation Order shall not be res judicata, collateral estoppel, or other bar to Reorganized Viansa’s, the Trust’s or other party in interest’s, right to object to such Claims after the Effective Date.

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B. Distribution Upon Resolution of Disputed Claims.

The Disbursing Agent or the Trust, however the case may be, will not make any Distribution to the holder of a Disputed Claim until such Disputed Claim becomes an Allowed Claim. Pending a resolution of the Disputed Claim, the Disbursing Agent or the Trust, however the case may be, will create a Reserve Account which will contain a proposed Distribution based on the treatment that the Disputed Claim would receive if it became an Allowed Claim.

Within sixty (60) days after a Disputed Claim becomes an Allowed Claim, the Disbursing Agent or the Trust, however the case may be, will make the Distribution to the holder of such Allowed Claim from the Reserve Account in an amount equal to what the holder of such Allowed Claim would have received if the Claim had been allowed in such amount as of the Effective Date.

In the event that the Disputed Claim is disallowed, that portion of the Reserve Account which was designated for payment of the Disputed Claim will be distributed to Allowed Claims in accordance with the treatment set forth in this Plan.

C. Pursuit of Avoidance Actions and Other Actions.

Viansa or the Trust, however the case may be, shall have the right to pursue the Assigned Litigation, with the proceeds of such litigation to be vested in the Trust for the benefit of unpaid Administrative Claims and Class 12 Allowed Claims. Viansa or the Trust, however the case may be, shall have the authority, in the reasonable exercise of its business judgment, to settle or compromise any Assigned Litigation following the Effective Date by submitting a stipulation to the Court, with notice to Post-Effective Date Notice Parties, so long as no objection to such stipulation is filed within ten days of the Post-Effective Date Notice Parties’ receipt of such notice.

D. Exculpations and Releases.

To the maximum extent permitted by law, neither Viansa, the Liquidating Trustee, the Viansa Estate, the Committee, Laurus, Croesus, Gryphon, nor any of their employees or the professionals employed or retained by any of them, whether or not by Bankruptcy Court order (each, a "Released Person"), shall have or incur liability to any person or entity for an act taken or omission made in good faith in connection with or related to the formulation of the Plan, the Disclosure Statement, or a contract, instrument, release, or other agreement or document created in connection therewith, the solicitation of acceptances for or confirmation of the Plan, or the consummation and implementation of the Plan and the transactions contemplated therein. Each Released Person shall in all respects be entitled to reasonably rely on the advice of counsel with respect to its duties and

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responsibilities under the Plan.

Viansa, the Committee, the Viansa Estate and all professionals employed by the Viansa Estate will be deemed to be forever released, waived and discharged of all claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action and liabilities whatsoever in connection with, or related to, Viansa, the Viansa Estate, and this Plan whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforseen, then existing or thereafter a rising, in law, equity or otherwise that are based in whole or part on any act, omission, transaction, event or other occurrence taking place on or prior to the Effective Date in any way relating to Viansa, the Viansa Estate, the Committee or this Plan. Notwithstanding anything contained herein, the foregoing release shall not apply to any officers, managing members or directors of Viansa, except for A. John A. Bryan, Jr.

E. Injunctions.

The Confirmation Order shall enjoin the prosecution, whether directly, derivatively or otherwise, of any claim, obligation, suit, judgment, damage, demand, debt, right, cause of action, liability or interest released, discharged or terminated pursuant to this Plan.

Except as provided in this Plan or the Confirmation Order, as of the Effective Date, all entities that have held, currently hold or may hold a Claim or other debt or liability that is discharged or an interest or other right of an Equity Security Holder that is terminated pursuant to the terms of this Plan are permanently enjoined from taking any of the following actions against Viansa, the Viansa Estate, the Committee, the Trust or their property on account of any such discharged claims, debts or liabilities or terminated interests or rights: (i) commencing or continuing, in any manner or in any place, any action or other proceeding; (ii) enforcing, attaching, collecting or recovering in any manner any judgment, award, decree or order; (iii) creating, perfecting or enforcing any lien or encumbrance; (iv) asserting a setoff, right of subrogation or recoupment of any kind against any debt, liability or obligation due to Viansa; and (v) commencing or continuing any action in any manner, in any place that does not comply with or is inconsistent with the provisions of this Plan.

By accepting distribution pursuant to this Plan, each holder of an Allowed Claim receiving distributions pursuant to this Plan will be deemed to have specifically consented to the injunctions set forth in this Section.

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XI.            EXECUTORY CONTRACTS AND UNEXPIRED LEASES

A.               Assumptions and Assignments.

Attached as Exhibit “3” to this Disclosure Statement is a list of all of Viansa’s executory contracts and unexpired leases which Viansa believes will be assumed and assigned upon the closing of the sale transaction, with the rights and obligations to the other parties to such executory contracts and unexpired leases to become rights and obligations of the purchaser of the Assets.

Also set forth in Exhibit “3” to this Disclosure Statement is an itemization of the defaults which Viansa contends exist under the executory contracts and unexpired leases that Viansa believes will be to assumed, and that must be cured on the Effective Date in connection with such assumption, unless otherwise agreed to among the parties to such executory contracts and unexpired leases. Viansa estimates that the total Cure Amounts that will be required to pay on the Effective Date will be approximately $381,0006. The Confirmation Order will also constitute an order of the Bankruptcy Court approving the assumption and assignment of all such executory contracts and unexpired leases, and fixing the Cure Amounts for each such executory contract and unexpired lease in the amounts asserted by Viansa.

In addition, the Debtor’s right to occupy Space 30 at 21481 Eighth Street, Sonoma, California, which is owned by Carneros, is set to expire on December 31, 2007 pursuant to the Order Approving Settlement between Debtor and Carneros entered on June 18, 2007. Debtor anticipates successfully negotiating a new lease with Carneros, the approval of which will be sought through a separately filed motion. The Successful Bidder will be required to guarantee the terms of any new lease with Carneros, and Carneros will have the right to approve the Successful Bidder; otherwise, it is anticipated that Debtor’s right of occupancy will terminate on December 31, 2007 as provided in the Order Approving Settlement entered on June 18, 2007 (Docket 389).

B.               Rejections.

Attached as Exhibit “3” to the Disclosure Statement is a list of all of the executory contracts and unexpired leases which Viansa believes will be rejected. On the Effective Date, all such executory contracts and unexpired leases will be deemed rejected by Viansa. Additionally, all executory contracts and unexpired leases

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to which Viansa is a party which are not set forth in Exhibit “3” to the Disclosure Statement will also be deemed rejected by Viansa. The Confirmation Order will also constitute an order of the Bankruptcy Court approving the rejection of all such executory contracts and unexpired leases. Notwithstanding the foregoing, Viansa shall have the right to amend the attached schedule at any time prior to the Effective Date.

Any Claims for damages arising from the rejection of any executory contracts and unexpired leases shall be filed and served no later than the Administrative Claims Bar Date, and any objections to the allowance of such Claims shall be filed and served no later than the Claims Objection Deadline.

XII.          RETENTION OF JURISDICTION

After the Confirmation of this Plan and occurrence of the Effective Date, in addition to jurisdiction which exists in any other court, the Bankruptcy Court will retain such jurisdiction as is legally permissible including for the following purposes:

A.              To resolve any and all disputes regarding the operation and interpretation of the Plan and the Confirmation Order;

B.              To determine the allowability, classification, or priority of Claims and Equity Security Interests upon objection by Viansa, the Trust, or any other party in interest with standing to bring such objection or proceeding;

C.              To determine the extent, validity and priority of any lien asserted against any Assets of the Viansa Estate, or any lien asserted against Viansa arising prior to the Effective Date;

D.              To construe and take any action to enforce this Plan, the Confirmation Order, and any other order of the Bankruptcy Court issued in this Case; to issue such orders as may be necessary for the implementation, execution, performance, and consummation of this Plan, the Confirmation Order, and all matters referred to in this Plan, the Confirmation Order; and to determine all matters that may be pending before the Bankruptcy Court in this Case on or before the Effective Date with respect to any person or entity related thereto;

E.              To resolve any dispute regarding the implementation, execution, performance, consummation, or interpretation of this Plan or the Confirmation Order;

F.               To determine, to the extent necessary, any and all Professional Fee Applications;

G.              To determine any and all Administrative Claims;

H.              To determine motions, filed before the Effective Date, for the rejection, assumption, or assignment of any executory contracts or unexpired leases not otherwise assumed or rejected under this Plan, as well as the allowance of any Claims resulting therefrom;

I.                To determine all applications, motions, adversary proceedings, contested matters, and any other litigated matters relating to this Case and instituted during the pendency of this Case, whether before, on, or after the Effective Date;

J.                To determine such other matters and for such other purposes as may be provided in the Confirmation Order.

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K.              To modify this Plan under Section 1127 of the Bankruptcy Code in order to remedy any apparent defect or omission in this Plan or to reconcile any inconsistency in this Plan such as may be necessary to effectuate its expressed intent and purpose;

L.              Except as otherwise provided in this Plan or the Confirmation Order, to issue injunctions or to take such other actions or make such other orders as may be necessary or appropriate to restrain interference with this Plan or the Confirmation Order, or to facilitate the execution or implementation by any person or entity of this Plan or the Confirmation Order;

M.            To issue such orders in aid of consummation of this Plan or the Confirmation Order, notwithstanding any otherwise applicable non-bankruptcy law, with respect to any person or entity, to the fullest extent authorized by the Bankruptcy Code or the Bankruptcy Rules; and

N.              To enter a final decree closing this Case.

XIII.       CHANGES IN RATES SUBJECT TO REGULATORY COMMISSION APPROVAL

Viansa is not subject to governmental regulatory commission approval of its rates.

XIV.       MISCELLANEOUS ISSUES REGARDING PLAN DISTRIBUTIONS

A.               Unclaimed Property.

Any distribution to be distributed to any Claimant under this Plan shall be forfeited to the Trust unless claimed by the Claimant before the later of: (i) one (1) year after the Confirmation Date; or (ii) sixty (60) days after an order allowing that Claimant’s Claim becomes a final order.

B.             De Minimus Cash Distributions.

Notwithstanding anything to the contrary in this Plan, no cash distributions shall be made on account of any Allowed Claim if the cash distribution amount is less than $5.00. Holders of Allowed Claims who would otherwise be entitled to a distribution in an amount of less than $5.00 shall receive no distribution on account of such Allowed Claim because the value of such Allowed Claim would be de minimus and the administrative costs associated with processing and mailing the distribution to the holder of such Allowed Claim would likely exceed the amount of the distribution.

XV.          EFFECT OF CONFIRMATION OF THIS PLAN

A.               Discharge.

On the Effective Date, Viansa will be discharged of liability for payment of debts incurred prior to the Confirmation Date as provided in § 1141(d) of the Bankruptcy Code; however, liabilities or obligations imposed by this Plan will not be discharged .

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B.               Revesting of Property in the Reorganized Debtor.

Except as provided elsewhere in this Plan, Confirmation will revest all Assets of the Viansa Estate in Reorganized Viansa.

C.               Default.

Except as otherwise provided herein or in the Confirmation Order, in the event that the Trust shall default in the performance of any of its obligations under the Plan and shall not have cured such a default within thirty (30) days after receipt of written notice of default from the creditor to whom the performance is due, then the entity or individual to whom the performance is due may pursue such remedies as are available at law or in equity. An event of default occurring with respect to one claim shall not be any event of default with respect to any other claim.

D.               Modification of Plan.

Viansa may modify this Plan at any time prior to Confirmation, subject to the requirements of Fed. R. Bankr. P. 3019(a).

Viansa or the Trust, as the case may be, may seek to modify this Plan at any time after the Confirmation Date only if: (1) the Plan has not been substantially consummated; and (2) the Bankruptcy Court authorizes the proposed modifications after notice and a hearing.

E.               Dissolution of Committee.

On the Effective Date, the Committee, to the extent that it serves as the Official Unsecured Creditors’ Committee in the Viansa Case, shall be dissolved and its members shall be released and discharged from all rights and duties arising from or relating to the Viansa Case.

F.                Post-Confirmation Status Report.

Within 120 days of the entry of the Confirmation Order, the Trust will file a Post-Confirmation Status Report with the Bankruptcy Court, reporting as to the progress that has been made in the implementation and consummation of the confirmed Plan. The Post C onfirmation Status Report shall be served upon the United States Trustee, counsel for the Committee7, and the Post-Effective Date Notice Parties. The Trust will file further Post Confirmation Status Reports every 120 days, consecutively, and serve such further Post

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Confirmation Status Reports on the same parties. The obligation to file post-confirmation status reports shall terminate upon the entry of the Final Decree, which may be requested by the Trust at any time after the Effective Date.

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G.              Post-Confirmation Conversion/Dismissal.

Any creditor or party in interest may bring a motion to convert or dismiss the Case under § 1112(b) after Confirmation if there is a default in the performance under this Plan. If the Bankruptcy Court orders the Case converted to Chapter 7 after Confirmation, then all of the assets that have been transferred to the Trust and that had not yet been disbursed pursuant to the terms of this Plan, will be automatically transferred to the newly-created Chapter 7 estates. The automatic stay will be reimposed with respect to such assets, but only to the extent that relief from stay was not previously authorized by the Bankruptcy Court during the Case. Notwithstanding the foregoing, all transfers to the successful bidder shall be deemed final and irrevocable and not subject to reversion to the Estate in the event of conversion to Chapter 7 or dismissal of the Case.

H.              Revocation of Confirmation Order.

The Confirmation Order may be revoked by the Bankruptcy Court solely upon a finding by the Bankruptcy Court that the Confirmation Order was procured by fraud, and if the party seeking its revocation brings an adversary proceeding within 180 days after the Confirmation Date.

I.                 Final Decree.

Once the Viansa Estate has been fully administered as contemplated by Bankruptcy Rule 3022, then the Trust will file a motion with the Court to obtain a final decree to close the Viansa Case. After the Effective Date, the Trust will be responsible for timely payment of all fees incurred pursuant to 28 U.S.C. § 1930(a)(6) through the closing of the Viansa Case.

/ / /

/ / /

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XVI.       REQUEST FOR FINDING OF FAIR AND EQUITABLE TREATMENT OF IMPAIRED CLASSES

Pursuant to Section 1129(b) of the Bankruptcy Code, Viansa, as the proponent of this Plan, hereby request that the Bankruptcy Court find that the provisions of this Plan provide fair and equitable treatment to those Classes which are impaired under this Plan and who elect not to accept the Plan, and that the Bankruptcy Court confirm this Plan notwithstanding the requirement of Section 1129(a)(8) of the Bankruptcy Code as to such Classes.

DATED this______ day of October, 2007.

By: __/S/ Martin J. Brill____________

BRUCE T. BEESLEY, ESQ.

Nevada Bar No. 1164

BRETT A. AXELROD, ESQ.

Nevada Bar No. 5859

LEWIS AND ROCA LLP

50 W. Liberty Street, Ste. 410

Reno, NV 89501

Co-Counsel for Viansa

MARTIN BRILL, ESQ.

California Bar No. 53220

DAVID B. GOLUBCHIK, ESQ.

California Bar No. 185520
LEVENE, NEALE, BENDER, RANKIN

& BRILL L.L.P.
10250 Constellation Blvd., Suite 1700
Los Angeles, CA 90067

Reorganization Counsel for Viansa

1 In the event of an asset sale, secured creditors are authorized to credit bid up to the amount of their secured claim pursuant to 11 U.S.C. § 363(k). While Section 363(k) is not applicable in the case of selling equity under a “new value” plan, Viansa submits that the net effect is identical. For example, if a creditor holds a secured claim in the amount of $40 million, the secured creditor can credit bid such amount pursuant to Section 363(k), which would not result in a cash payment by the secured creditor, but only satisfaction of its secured claim. In the alternative, the secured creditor may pay $40 million in connection with a “new value” plan, which proceeds would inure back to the secured creditor on account of its secured claim. The net result is the same. Thus, Viansa believes it would be appropriate for the secured creditors to be allowed to bid the amount of their secured claims as “new value,” subject to payment or satisfaction of senior obligations. Viansa refers to such bidding as a credit bid.

2 Gryphon has indicated that it will amend its proof of claim on file to disclose the amount claimed with regard to pre-petition attorneys’ fees.

3 A settlement as to the treatment of the Gryphon Claims in the Viansa Case, as well as the distribution of the Texas Property Sale Proceeds in the Global Case, has been executed by Debtors, Gryphon, Laurus, and Croesus, and is being separately presented for approval by the Bankruptcy Court.

4 In addition to the Carve-Out, the Carneros Escrow Balance will be available for payment of allowed professional fees of the Committee’s professionals. Moreover, in the event that Laurus is the Successful Bidder, then, on the Effective Date, Laurus will cause Reorganized Viansa to fund the Carve Out in the amount of $1.5 million. In the event that Reorganized Viansa does not have sufficient funds on hand on the Effective Date to fund the Carve Out, Laurus will fund $1.5 million directly to LNBRB as the Disbursing Agent for this purpose

5 In the event that Laurus is the Successful Bidder, then, on the Effective Date, Laurus will cause Reorganized Viansa to fund $300,000 for the benefit of the general unsecured creditors. In the event that Reorganized Viansa does not have sufficient funds on hand on the Effective Date to fund this amount, Laurus will fund $300,000 directly to LNBRB as the Disbursing Agent for this purpose.

6 This amount includes approximately $323,000 in potential cure owed to GE. In the event that a determination is made that the leases with GE are disguised security agreements and not leases, this payment will not be required.

7 On the Effective Date, the Committee will be deemed to have been terminated.

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